Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beckman Coulter, Inc.:

We consent to the use of our audit reports dated February 21, 2007, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our audit report with respect to the consolidated financial statements dated February 21, 2007, refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), and to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP

Costa Mesa, California

August 9, 2007